Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE INCREASES COMMON STOCK DIVIDEND,

AUTHORIZES $400 MILLION SHARE REPURCHASE PROGRAM

Declares Preferred Stock Series B Dividend, Sets Annual Meeting Date

NEWARK, Del., Feb. 5, 2013 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, announced that its Board of Directors today approved increasing the quarterly dividend on the company’s common stock from 12.5 cents to 15 cents per share. The next quarterly dividend will be paid on March 15 to shareholders of record at the close of business on March 1.

The Board of Directors also authorized a $400 million share repurchase program for the company’s outstanding common stock. The program does not have an expiration date.

In addition, the company announced a 2013 first-quarter dividend on its Preferred Stock Series B of $0.4908444 per share. The dividend on the Preferred Stock Series B will be paid on March 15 to Series B shareholders of record at the close of business on March 5.

The company also scheduled May 30, 2013, as the date for its 2013 Annual Meeting of Shareholders. The meeting will take place at 11 a.m. EDT at the company’s headquarters in Newark, Del. (300 Continental Drive). Shareholders of record on April 2 may vote.

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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Celebrating 40 years of making a difference, Sallie Mae continues to turn education dreams into reality for American families, today serving 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:
Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com
Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

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